EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2012

CONFERENCE CALL TRANSCRIPT

JANUARY 22, 2013 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Incorporated, doing business as 1-800-PetMeds conference call to review the financial results for the third fiscal quarter and nine months ended on December 31, 2012.  At the request of the company, this conference is being recorded.  Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications, in terms of convenience, price, ease of ordering, and rapid home delivery.  At this time, I would like to turn the call over the company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today.  Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I’d like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call.  Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions.  Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent Annual Report and other filings with the Securities and Exchange Commission.  Now, let me introduce today’s speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone. Thank you for joining us. Today we will review the highlights of our financial results. We’ll compare our third fiscal quarter and nine months ended on December 31, 2012 to last year’s quarter and nine months ended on December 31, 2011.

For the third fiscal quarter ended on December 31, 2012, sales were $49.6 million, compared to sales of $50.5 million for the same period the prior year, a decrease of 1.8%. For the nine months ended on December 31, 2012, sales were $176.7 million, compared to sales of $182.3 million for the nine months the prior year, a decrease of 3.1%. The decreases were due to decreases in new order sales. Also, average order value for the quarter was down to $71, compared to $73 for the same quarter the prior year, mainly due to change in product mix to lower priced items, including generics. The unavailability of Novartis brands continued to negatively impact our sales.

For the third fiscal quarter, net income was $4.6 million or $0.23 diluted per share, compared to $3.9 million or $0.19 diluted per share for the same quarter the prior year, an increase to earnings per share of 19%. For the nine months net income was $12.6 million or $0.63 diluted per share, compared to $12.7 million or $0.61 diluted per share a year ago, an increase to earnings per share of 3.2%. The increase for the quarter was mainly due to a decrease in operating expenses.

Reorder sales increased by 1.2% to $40.9 million for the quarter, compared to reorders sales of $40.5 million for the same quarter the prior year. For the nine months, the reorder sales were relatively flat at $142.4 million, compared to $142.5 million for the same period a year ago. New order sales decreased by 13.8% to $8.7 million for the quarter, compared to $10.1 million for the same period the prior year. For the nine months, the new order sales also decreased by 13.8% to $34.3 million, compared to $39.8 million for the same period last year. The decreases were due to a reduction in advertising spending and decrease in average order value.

Exhibit 99.1 Page 1 of 4

We acquired approximately 131,000 new customers in our third fiscal quarter, compared to 150,000 for the same period the prior year, and we acquired approximately 504,000 new customers in the nine months, compared to 560,000 for the same period a year ago. For the quarter, approximately 78% of our sales were generated on our web site, compared to 77% for the same quarter last year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the third fiscal quarter our gross profit, as a percent of sales, was 34.7%, compared to 34.0% for the same period a year ago. For the nine months, our gross profit, as a percent of sales, was 33.3%, compared to 33.6% for the nine months a year. The percentage increase for the quarter can be mainly attributed to change in product mix to higher margin items, including generics.

Our general and administrative expenses, as a percent of sales, were 10.4% for the quarter and 9.3% for the nine months, which were the same as the three months and the nine months the prior year.

For the quarter we spent $4.6 million in advertising, compared to $5.4 million for the same quarter the prior year, a decrease of about 16%.  TV advertising spending…the TV advertising space was crowded during the quarter due to the elections and the holiday season. For the nine months we spent $21.9 million for advertising, compared to $23.5 million for the same period a year ago, a decrease of about 7%. Advertising costs of acquiring a customer for the quarter improved to $35, compared to $36 for the same quarter the prior year, and for the nine months it was $43, compared to $42 for the same period a year ago.

We had $30.0 million in cash and cash equivalents, $15.5 million in short-term investments, and $18.7 million in inventory, with no debt as of December 31, 2012. Net cash from operations for the nine months increased to $21.8 million, compared to $13.7 million for the nine months the prior year, mainly due to a reduction in inventory. We paid a $1 per share special dividend during the quarter, in addition to the regular dividend.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you, at this time if you would like to ask a question, please press star 1. Please record your first and last name when prompted. To withdraw your request, press star 2. Once again to ask a question, please press star 1. If you have muted your line, please unmute your line before recording your name. Please state your name slowly and clearly. One moment please, for your first question.  Your first question comes from Kevin Ellich of Piper Jaffray.

Brad Maiers:

Hi, this is Brad Maiers in for Kevin actually.  I just wanted to ask quickly about Novartis.  I think last time we spoke to you thought it might be back on beginning in 2013, is that back on now or do you have any new expectations there?

Menderes Akdag:

It’s still not back on.  The latest date that we have got is August of 2013.

Brad Maiers:

Oh...

Menderes Akdag:

With a caveat that obviously the information we got before and passed to you has not been accurate.

Brad Maiers:

Great. Thanks. And then, in regards to advertising, now that the elections has passed, do you think we could see that advertising spend increase in the fiscal fourth quarter or is this kind of a good run rate going forward?

Menderes Akdag:

I would say it’s still off-peak season for us, so will probably be similar to what we spent in last year’s fourth quarter. But, for the next fiscal year we intend to increase the advertising.

Brad Maiers:

Okay. And then, any discounting that you guys did this quarter?

Menderes Akdag:

We did, slightly more than last year, but not as much as the last - the prior six months.

Exhibit 99.1 Page 2 of 4

Brad Maiers:

Great. Thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Your next question comes from Mitch Bartlett, Craig-Hallum Company.

Mitchell Bartlett:

Morning. Could you maybe discuss generics and the impact that they’re having in the mix, especially in flea and tick?

Menderes Akdag:

Generics are helping improve the margins, they have higher margins, and also they’re impacting - they’re negatively impacting the sales, because they’re lower priced. As far as the specific data points, we’re not going to comment on that.

Mitchell Bartlett:

But, people are moving to generics? It’s a good mix shift?

Menderes Akdag:

There is a shift, yes.

Mitchell Bartlett:

Great, and on the advertising, going forward - well, maybe you answered this and I missed is, but the shift away from TV over the last little while, is that going to be continued? Are you going to go more online with your advertising?

Menderes Akdag:

Historically, our marketing approach has been multi-channel: TV, online, and print. And the channels complement each other, and it’s difficult to shift dollars in a cost-effective manner. We attempted that earlier in the year, but it was not as successful. So, we would anticipate similar mix, but online has been growing in the last year or two.

Mitchell Bartlett:

So just remind us, you hit a threshold or ROI and you cut it off, no matter what, is that perhaps what the philosophy is?

Menderes Akdag:

We do have a threshold, yes.

Mitchell Bartlett:

And then, in the Q3 report with the advertising down 16%, it was just cost-prohibitive to be advertising on TV, and so you just stopped. You stopped...

Menderes Akdag:

Well, the TV advertising space was crowded during the quarter due to the Elections and the Holiday season, so there was much less remnant space availability.

Mitchell Bartlett:

And since the Election, what does that look like to you? Does it come back - a lot more inventory back into your threshold?

Menderes Akdag:

Right after the Elections, the general advertisers entered the market for the Holiday season, so even after that it was tight for November and December.

Mitchell Bartlett:

Okay, very good. Thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Your next question comes from Anthony Lebiedzinski, Sidoti & Company.

Anthony Lebiedzinski:

Good morning. Other than the higher amount of generics, was there anything else, in terms of the product mix that changed?

Menderes Akdag:

There is some change in the product mix due to the unavailability of Novartis brands.

Anthony Lebiedzinski:

Well, but nothing else besides that, right?

Menderes Akdag:

That is correct, yes.

Exhibit 99.1 Page 3 of 4

Anthony Lebiedzinski:

Okay, and was there any notable difference between the average order value for new orders versus reorders?

Menderes Akdag:

New order average order value for the quarter was $69, and the reorder average order value was $72 for the quarter.

Anthony Lebiedzinski:

And the - how does that compare to a year ago?

Menderes Akdag:

A year ago, the new order average order value was $71, and the reorder was $74 for the prior year same period.

Anthony Lebiedzinski:

Okay, all right thank you.

Menderes Akdag:

You’re welcome.

Coordinator:

Once again to ask a question, please press star 1, one moment.  At this time I will turn it back to you for closing remarks.

Menderes Akdag:

Thank you. Going forward we are focusing on advertising efficiency to improve new order sales, and shifting sales to higher margin items, while continuing to expand our product offering.  This wraps up today’s conference call. Thank you for joining us.  Operator, this ends the conference call.

Coordinator:

Thank you. Once again thank you for attending. You may disconnect at this time. Today’s conference call has concluded, again, thank you for attending.

Exhibit 99.1 Page 4 of 4